Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: MWW Group Rich Tauberman (rtauberman@mww.com) (201) 507-9500
38 Corporate Circle Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ENTERS INTO PURCHASE AND SALE
AGREEMENT WITH MUSICLAND HOLDING CORP.

Agreement is Subject to Bankruptcy Court Approval and Competitive Bidding Process

Albany, NY, February 21, 2006 — Trans World Entertainment Corporation (Nasdaq: TWMC), announced today that it has entered into a purchase and sale agreement with Musicland Holding Corp, an entertainment specialty retailer, which operates retail stores and online under the names Sam Goody (SamGoody.com), Suncoast Motion Picture Company (Suncoast.com) and MediaPlay.com.  The agreement with Musicland, which filed a voluntary petition to restructure under Chapter 11 of the United States Bankruptcy Code in January 2006, is subject to a competitive bidding process and approval by the United States Bankruptcy Court for the Southern District of New York.

“We believe that the acquisition of Musicland’s assets will allow us to leverage their store locations, strategically increase Trans World’s national footprint, and will provide further growth opportunities,” said Robert J. Higgins, Chairman And Chief Executive Officer of Trans World Entertainment.”

“We are committed to maximizing the value of our assets and believe that a sale to Trans World is in the best interests of our associates, creditors, suppliers and customers,” said Michael J. Madden, President and Chief Executive Officer of Musicland Holding Corporation.

Trans World also announced that it will host a teleconference call for members of the financial community on Thursday, March 9, 2006 at 10:00 a.m. EST to discuss a press release, which will be issued on the same day before the market opens, regarding its fourth quarter and fiscal year 2005 results.  This call will be simultaneously webcast at the Company’s website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates nearly 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.